EXHIBIT 99.1

June 21, 2004

For Immediate Release

Collegiate Pacific To Acquire Dixie Sporting Goods — Nation’s Largest Independent Team Sports Distributor

•	To Add $15M+ to FY05 Sales; FY05 Consolidated Sales to exceed $90M

•	Transaction to place Nation’s #1 and #2 team dealers under CP umbrella

•	Expands CP geographic footprint for to include 5 strategic East Coast states; increases road force from 80 to 120 sales professionals

Dallas, TX. Collegiate Pacific Inc. (AMEX — BOO) today announced it executed a letter of intent to acquire Dixie Sporting Goods — the Nation’s largest independent team sports distributor. Kesslers Team Sports — formerly the nation’s largest independent team sports distributor — was acquired by Collegiate Pacific on April 1, 2004. Terms were not disclosed. Closing is anticipated within 60 days.

Dixie Sporting Goods, based in Richmond, VA. and founded in 1952, employs 40 road sales professional throughout five states in the Mid — Atlantic / East Coast region. Dixie is one of the nation’s leading distributors of team uniforms to the institutional markets with annual sales exceeding $15,000,000.

Michael J. Blumenfeld, CEO of Collegiate Pacific stated: “We are excited to welcome Dixie and its talented employee base to the CP family. Ken and Michael Caravati — longtime owners and operators of Dixie — will be enormous assets to Collegiate as we build upon their past success. Assuming successful closure of this transaction — subject to customary due diligence and the execution of a definitive agreement — Dixie will bring the Company’s FY05 (Starting July 1 2004) estimated sales run rate to beyond $90M. The combination of Kesslers and Dixie within the CP system will produce the largest direct distributor of branded team uniforms and equipment to institutions in the USA.”

“Dixie’s operation is the perfect compliment to our Kesslers Team Sports platform. The Kessler and Dixie territories are contiguous — creating sales force coverage of 14 neighboring states from the Midwest to the East Coast. The addition of Collegiate’s 4000 factory — direct equipment skus to Dixie’s broad line of branded team uniforms makes for a one-stop-shop to the Dixie customer base. We intend to leverage the sale of our proprietary products through this highly experienced sales force to produce increased revenues; operating margins and earnings in future periods. Dixie’s core competency in Football and Team Uniforms is well balanced by Collegiate’s historic expertise in

Baseball and Team Equipment. We see a multitude of cross — selling and cross — operating synergies between these properties going forward. ”

Mr .Blumenfeld continued: “Dixie’s sustained profitability and organic top line growth fit the mold of distribution companies Collegiate will pursue as we continue to augment our distribution platform. We forsee a sales force of national scope; acting as a direct pipeline to over 200,000 potential and actual customers for the multitude of equipment and uniform related products offered. We continue to review manufacturer’s whose products lend themselves to sale through this burgeoning road sales force as well as through our traditional catalog and telesales outlets. The Company maintains an active list of targets under review.”

The Company intends to discuss this recent development and plans for future growth at the ThinkEquity THINK BIG 2004 Conference on Tuesday, June 22 2004 at 930AM CST. The presentation will be webcast live and can be accessed at http://www.wsw.com/webcast/tep/boo . This webcast will be archived for 90 days thereafter.

Collegiate Pacific is the nation’s fastest growing manufacturer and supplier of sports equipment primarily to the institutional markets and through recent acquisitions is now the nation’s number one team sports dealer.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. The forward-looking statements include statements relating to the company’s anticipated financial performance, business prospects, new developments, new strategies and similar matters. The following important factors, in addition to those described in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended June 30, 2003, especially in the Risk Factors and the Management’s Discussion and Analysis sections, and its Quarterly Reports on Form 10-QSB and its Current Reports on Form 8-K (each of which is available upon request from the company or on the company’s website, www.cpacsports.com, under the heading “Investors”) may affect the future results of the company and cause those results to differ materially from those expressed in the forward-looking statements, material adverse changes in the economic conditions in the Company’s markets, including as a result of terrorist attacks, competition from others, how much the Company may receive from the exercise of outstanding stock options and warrants, if anything, and the ability to obtain and retain key executives and employees. We disclaim any obligation to update these forward-looking statements.

Contact:
         Collegiate Pacific, Dallas
         Adam Blumenfeld, 972-243-0879